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EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

COMMERCIAL BANCSHARES, INCORPORATED

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
                                        Year Ended December 31
PRIMARY:                                 1994           1993
                                      -------------------------
Average shares outstanding             1,285,391      1,250,283

Net Income                            $4,397,737     $3,716,000

Less dividend paid on convertible
     preferred stock                     203,738        272,460
                                      -------------------------
Applicable to common stock            $4,193,999     $3,443,540
                                      =========================
Per Share Amount                           $3.26          $2.98

FULLY DILUTED:
Average shares outstanding             1,285,391      1,250,283

Effect of conversion of
     convertible preferred stock         164,250        199,284
                                      -------------------------
TOTAL                                  1,449,641      1,449,567
                                      =========================
Net Income                            $4,397,737     $3,716,000
                                      =========================
Per Share Amount                           $3.03          $2.56
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